PRESS RELEASE

Premier Bancshares, Inc.
Darrell D. Pittard, Chairman and Chief Executive Officer
(404) 814-3090

Farmers and Merchants Bank
Bill M. Gilbert, President and Chief Executive Officer
(706) 857-3431

                                                     For Release, April 20, 1999
                                                                   6:00 p.m. EST

           PREMIER BANCSHARES, INC. EXECUTES DEFINITIVE AGREEMENT
                     TO ACQUIRE FARMERS AND MERCHANTS BANK
                      AND RELEASES FIRST QUARTER RESULTS

     ATLANTA, GEORGIA, April 20, 1999 - Premier Bancshares, Inc. [AMEX:PMB] and Farmers and Merchants Bank today jointly announced the execution of a definitive agreement providing for the acquisition by Premier Bancshares of all of the outstanding shares of stock of Farmers and Merchants Bank. The value of the transaction is approximately $56 million based on the closing price of Premier Bancshares' common stock yesterday.

     The Farmers and Merchants Bank is a state-chartered community bank in Summerville, Georgia, originally organized in 1926, with assets of approximately $173 million. From its main office and three branches in Chattooga County, Farmers and Merchants Bank currently holds approximately 75% of the market area's deposits, giving Farmers and Merchants Bank a number one ranking in its market. The acquisition, which is subject to regulatory approval and the approval of the shareholders of Farmers and Merchants Bank, is expected to close in the third quarter of this year.

     Premier Bancshares' Chairman and Chief Executive Officer, Darrell D. Pittard, said, "In Farmers and Merchants Bank, we are again fortunate to find a quality community bank with high market share and excellent management committed to serving a loyal customer base. Farmers and Merchants Bank will allow Premier to further penetrate the North Georgia market. This acquisition will also help Premier better serve our existing customers and continue to enhance shareholder value - our primary objectives."

                                   --MORE--

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     Bill M. Gilbert, President and Chief Executive Officer of Farmers and
Merchants Bank, said, "We welcome the additional resources and talent our combination with Premier Bancshares will bring. Premier shares our philosophy of putting customer service first. By joining the Premier team, we will have the ability to offer a wider range of products to our customers and to compete more effectively with regional banks and other large financial institutions operating in our markets."

     Premier Bancshares, Inc. has also announced their preliminary results for the first quarter 1999. The Company reported net income of $5,726,000 or $0.22 per diluted share for the quarter. This compares to net income of $5,689,000 or $0.22 per diluted share for the same period in 1998. All financial results have been restated for the four bank mergers that occurred in 1998. The $0.22 for the first quarter 1999 represents a 10% increase over diluted per share income (excluding restructuring charges) for the fourth quarter 1998.

     During the first quarter, the Company began consolidating all of its banking units into Premier Bank's charter. In March, Central & Southern Bank in Milledgeville and Greensboro, Georgia converted to Premier's operating system and changed its name to Premier Bank. In early April, Frederica Bank & Trust, converted to Premier Bank's data processing system and became the Frederica Division of Premier Bank. Applications have been filed with the appropriate banking regulators to merge all of the remaining banking charters into Premier Bank by mid-May.

     Also, during the first quarter, the Company aggressively sought to consolidate overlapping locations that resulted from recent acquisitions. Year to date, the Company has consolidated two locations in Lawrenceville, Georgia, and two locations in Snellville, Georgia, and has announced plans to consolidate two locations in Cumming, Georgia during the second quarter. Plans have also been made to close an existing facility on South Cobb Drive in Marietta, Georgia once a new facility in downtown Marietta is open to the public in June.

     Premier Bancshares' Chairman and Chief Executive Officer, Darrell Pittard, said, "During the first quarter we have made great strides in enhancing our operational efficiencies and providing our customers with a seamless operations network throughout the State of Georgia. Our Company has doubled in size over the past 12 months while maintaining consistent earnings."

                                   --MORE--

     On April 13, 1999, Premier Bancshares, Inc. declared a $.09 per share dividend payable May 10, 1999, to shareholders of record as of April 27, 1999.

     On April 6, 1999, Premier Bancshares executed a definitive agreement to acquire North Fulton Bancshares, Inc. The agreement provides for the acquisition by Premier Bancshares of all the outstanding shares of stock of North Fulton Bancshares. North Fulton Bancshares is a holding company with assets of approximately $191 million and owns Milton National Bank in Roswell, Georgia, which also operates in Atlanta through its division, The Buckhead Bank. The acquisition, which is subject to regulatory approval and the approval of the shareholders of North Fulton Bancshares, is also expected to close in the third quarter of this year.

     Premier Bancshares is a Georgia-based bank holding company with assets of approximately $1.5 billion; and, after pending acquisitions, Premier Bancshares will have assets of approximately $1.9 billion and will have the following subsidiaries operating in 40 offices: Premier Bank in metro Atlanta, Milledgeville, and Greensboro, Georgia; and St. Simons Island, Georgia through its Frederica division; Milton National Bank in Roswell Georgia, and Atlanta through its division, The Buckhead Bank; and Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans metro Atlanta, Augusta, Warner Robins, and St. Simons Island, Georgia; Mobile, Alabama; Jacksonville, Florida; Chattanooga, Tennessee; Charleston, South Carolina; and Charlotte, North Carolina.

     Both the common stock of Premier Bancshares, Inc. and the preferred securities of Premier Capital Trust I are traded on the American Stock Exchange under the symbols PMB and PMB-PR, respectively. Additional financial information regarding Premier Bancshares, Inc. is available from Michael E. Ricketson, Executive Vice President and Chief Financial Officer of Premier Bancshares, Inc., at 770-476-3209.

          With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties.

                                   --MORE--

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
PREMIER BANCSHARES, INC
(PRELIMINARY RESULTS)
(dollars in thousands except per share data)
QUARTER ENDED MARCH 31                                           1999           1998           CHANGE         PERCENT
Net income                                                          5,726          5,689            37           0.7%
Net interest income (FTE)                                          15,493         14,274         1,219           8.5%
Net interest income                                                15,418         14,108         1,310           9.3%
Noninterest income                                                 10,159          8,568         1,591          18.6%
Noninterest expense                                                16,181         14,112         2,069          14.7%
Provision for income taxes                                          3,265          2,830           435          15.4%
Provision for loan losses                                             405             45           360         800.0%

PER SHARE DATA
Net income, diluted                                                  0.22           0.22             0           0.0%
Book value, diluted                                                  5.16           4.78          0.38           7.9%

FINANCIAL RATIOS
Return on average assets                                             1.59%          1.78%
Return on average equity                                            16.98%         18.82%
Net interest margin (FTE)                                            4.62%          4.79%
Total shareholders equity to assets                                  9.09%          9.46%
Allowance for loan losses to loans,
   net of unearned and loans held for sale                           1.33%          1.57%
Allowance for loan losses to loans,
   net of unearned                                                   1.24%          1.45%

ENDING BALANCES AS OF MARCH 31
Total assets                                                    1,510,891      1,316,856       194,035          14.7%
Earning assets                                                  1,399,937      1,222,813       177,124          14.5%
Loans, net of unearned & loans held for sale                    1,078,843        876,005       202,838          23.2%
Loans held for sale                                                78,025         76,632         1,393           1.8%
Allowance for loan losses                                          14,374         13,775           599           4.3%
Investments and federal funds sold                                243,069        270,176       (27,107)        -10.0%
Deposits                                                        1,168,583      1,112,354        56,229           5.1%
Shareholders' equity                                              137,313        124,633        12,680          10.2%
Intangible Assets                                                   4,394          4,866          (472)         -9.7%

AVERAGE BALANCES FOR THE QUARTER
Total assets                                                    1,458,353      1,298,007       160,346          12.4%
Earning assets                                                  1,361,234      1,208,444       152,790          12.6%
Loans, net of unearned                                          1,141,223        945,296       195,927          20.7%
Allowance for loan losses                                         14,204          11,336        2,868          25.3%
Investments and federal funds sold                                220,011        263,148       (43,137)        -16.4%
Deposits                                                        1,141,105      1,086,294        54,811           5.0%
Shareholders' equity                                              136,748        122,588        14,160          11.6%